Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2017 FIRST QUARTER RESULTS

First Quarter Highlights Include:

•	Revenues Climb 11 Percent to $226.6 Million from $204.6 Million—A New First Quarter Record

•	Renaissance Food Group, LLC (RFG) Segment Revenues Rise 29 Percent and Gross Margin Increases over 60 Percent from Last Year

•	Gross Margin Edges Upward to $21.9 Million from $21.0 Million

•	Net Income Totals $5.2 Million—$6.0 Million After Adjusting for Non-Recurring Operating Expenses—Versus $6.3 Million Last Year

Looking Forward:

•	Company Reaffirms Outlook for Double-Digit Increase in 2017 Revenues and Gross Margin and Record EPS

•	Forecast for RFG Segment Revenue Growth Exceeding 20 Percent and Significant Gross Margin Gains Will Lead Company Performance in Fiscal 2017

SANTA PAULA, Calif. (March 7, 2017)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado industry leader and expanding provider of value-added fresh food, today reported double-digit revenue growth for its fiscal 2017 first quarter propelled by the exceptional performance in its Renaissance Food Group, LLC (RFG) business segment.

For the three months ended January 31, 2017, net income totaled $5.2 million, or $0.30 per diluted share. First quarter results include nearly $1.2 million in non-recurring operating expenses related to recent senior management team transitions, which net of income tax total approximately $0.7 million, or $0.04 per diluted share. Excluding these non-recurring operating expenses, adjusted net income in the first quarter of fiscal 2017 totaled $6.0 million, or $0.34 per diluted share. This compares with net income of $6.3 million, equal to $0.37 per diluted share, in the fiscal 2016 first quarter. Revenue in the most-recent quarter advanced 11 percent to $226.6 million, a new first-period record, versus $204.6 million in the like quarter last year.

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Calavo Growers Announces Fiscal 2017 First Quarter Results/2-2-2

Gross margin rose to $21.9 million, equal to 9.7 percent of total revenue, from $21.0 million, or 10.3 percent of total revenue, one year earlier. Operating income in the fiscal 2017 first quarter was $8.1 million. After adjusting for the non-recurring operating expenses described above, operating income for the quarter would have been $9.3 million, decreasing from $10.1 million in the corresponding period one year ago.

Chairman, President and CEO Lee E. Cole stated: “Calavo’s double-digit revenue growth and solid profitability during the fiscal 2017 first quarter were paced by a sharply higher top line and notable gross margin expansion in our RFG business segment. RFG’s revenue growth rate accelerated in the initial period to 29 percent year-over-year, outstripping the mid-teen percentage gains we experienced throughout 2016. With its 260 basis point year-over-year improvement in gross margin, RFG’s stellar performance offset headwinds encountered during the period in our Fresh business segment.

“Fresh avocado operating performance strengthened considerably during the last two months of the initial quarter; however, the first month of fiscal 2017 was impacted by inconsistent avocado industry supply. Further, year-over-year results in our commission-based tomato program were skewed by unusually strong industry pricing in the first fiscal quarter of 2016. While these factors constrained Fresh segment unit volume and, by extension, sales and gross margin in the fiscal 2017 first quarter, the more recent trends leave us confident in our prospects for the remainder of the year.”

Cole continued: “Calavo’s multi-platform business model remains one of the key elements of our consistent growth in annual revenue and earnings. In fiscal 2016, we experienced dramatic growth in gross margin from our Fresh segment, along with solid performance in our other two business segments, which helped to fuel a nearly 40 percent increase in our diluted EPS. Our overall performance in the first quarter of fiscal 2017 was led by significant year-over-year growth in sales and gross margin within our RFG segment. We believe RFG’s performance, in addition to growth from our Fresh and Calavo Foods segments, will pace another year of very good top- and bottom-line results for Calavo.”

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Calavo Growers Announces Fiscal 2017 First Quarter Results/3-3-3

Fresh business segment sales equaled $112.1 million in the fiscal 2017 first quarter, virtually unchanged from $113.1 million in the year-earlier initial period. Gross margin totaled $7.9 million, equal to 7.0 percent of segment sales, versus $10.5 million, or 9.3 percent of segment sales, in the fiscal 2016 first quarter. Total Fresh units packed and sold in the most recent quarter approximated 3.6 million versus 4.7 million in the first period last year. Fresh segment gross margin and units packed were adversely impacted for the reasons noted by CEO Cole above.

First-quarter sales in the RFG business segment surged 29 percent to $97.7 million from $75.9 million in the fiscal 2016 initial quarter. Sales growth reflects the addition of new retail customers (including natural channel retailers), recently added divisions of existing customers, penetration into newer geographic markets, and the broadening of our product capabilities. Segment gross margin dollars jumped 80 percent to $9.0 million, or 9.2 percent of segment sales, from $5.0 million, or 6.6 percent of segment sales, in last year’s first quarter. The boost in gross margin in this quarter was enhanced, in part, by a change in the presentation of broker commission expenses, totaling $0.8 million in the fiscal 2017 first quarter, which were moved to selling, general and administrative (SG&A) expense, rather than shown as a reduction in net sales, as was done in prior periods. Using the same presentation as prior quarters, gross margin would have been approximately $8.2 million, or 8.4 percent of segment sales and the year-over-year growth rate for the fiscal 2017 first quarter would have been 65 percent. Gross margin gains are indicative of: significant sales growth; an absence of the raw material challenges experienced last year; and improving year-over-year capacity utilization within RFGs recently expanded manufacturing footprint.

In the Calavo Foods business segment, sales rose to $16.8 million, an eight percent increase from $15.5 million in last year’s first quarter. Calavo Foods gross margin eased modestly to $5.1 million, or 30.3 percent of segment sales, which compares with $5.5 million, or 35.5 percent of segment sales, while managing through a period of higher fruit costs associated with the inconsistent avocado industry volumes referenced above.

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Calavo Growers Announces Fiscal 2017 First Quarter Results/4-4-4

Calavo’s total SG&A expense in the first quarter rose to $13.8 million, equal to 6.1 percent of revenues, from $10.9 million, or 5.3 percent of revenues in the initial period of fiscal 2016. However, the increase in SG&A expense is attributable principally to two factors that do not reflect changes in the underlying cost structure of the company. Those include additional stock-based compensation for departing officers as part of the recent senior-management team transitions and the change in presentation of broker commissions, which had historically been presented as a reduction in net sales, to SG&A expense. Together those two items account for approximately $1.9 million of the year-over-year difference.

Outlook

“I continue to be confident that Calavo has begun the fiscal year on a path to post double-digit increases in revenues and gross margin dollars, leading to record earnings per share in fiscal 2017,” said CEO Cole.

“Despite the challenging first quarter for our Fresh segment, we see many promising indicators, including improving trends in the volume and profitability of our avocado business throughout the quarter. Furthermore, the results in our Fresh segment in the first quarter were anticipated by management in the full-year guidance provided in our December 20, 2016 press release. Consequently, we are reaffirming our expectation for double-digit revenue growth and an increase in gross margin dollars for our Fresh segment in fiscal 2017.”

Cole continued: “As evidenced by its first quarter performance, RFG is executing extremely well and delivering on our previously announced expectations for accelerated growth. Let me place that exceptional growth in perspective: RFG’s first quarter revenues alone nearly equal the business unit’s total annual run rate at the time it was acquired by Calavo—a four-fold increase in just over five years.

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Calavo Growers Announces Fiscal 2017 First Quarter Results/5-5-5

“At the beginning of fiscal 2017, we announced the acquisition of a new 128,000-square-foot RFG production facility in Riverside, Calif. That new production and distribution center is expected to come online in the second half of this year, bringing RFG’s additional ‘just-in-time’ distribution capabilities to a growing customer base across the southwest. We expect over 20 percent sales gains and improved year-over-year gross margins at RFG in fiscal 2017.

“We anticipate that Calavo Foods business segment sales growth will accelerate into double-digits as the year progresses. With a line-up of outstanding products and an impressive—and expanding—roster of retail and foodservice customers, we are enthusiastic about continued expansion for the segment.

“With respect to start-up FreshRealm, LLC, in which Calavo holds a significant ownership stake, Cole stated: “Growth continues nicely every month with multiple programs gaining traction. Additionally, FreshRealm will soon be increasing the shipping territory from roughly 80 percent of the country to over 90 percent. We continue to feel confident that FreshRealm is positioned strongly and are excited about their continued growth.

“We have put in place the framework—notably through our significant recent investments in infrastructure—for continued long-term growth at Calavo, and I look forward to reporting on our accomplishments as fiscal 2017 progresses,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader and an expanding provider of value-added fresh food. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. The company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy,

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Calavo Growers Announces Fiscal 2017 First Quarter Results/6-6-6

high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	January 31, 2017	October 31, 2016
Assets
Current assets:
Cash and cash equivalents	$7,586	$13,842
Accounts receivable, net of allowances of $2,297 (2017) and $2,063 (2016)	76,378	70,101
Inventories, net	24,409	31,849
Prepaid expenses and other current assets	6,554	14,402
Advances to suppliers	6,175	4,425
Income taxes receivable	2,675	334

Total current assets	123,777	134,953
Property, plant, and equipment, net	114,581	87,837
Investment in Limoneira Company	29,386	34,036
Investment in unconsolidated entities	24,486	24,652
Deferred income taxes	16,641	14,944
Goodwill	18,262	18,262
Other assets	19,892	13,249

	$347,025	$327,933

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$16,484	$20,965
Trade accounts payable	23,575	22,447
Accrued expenses	24,683	31,095
Short-term borrowings	59,500	19,000
Dividend payable	—	15,696
Current portion of long-term obligations	132	138

Total current liabilities	124,374	109,341
Long-term liabilities:
Long-term obligations, less current portion	417	445
Deferred rent	2,298	2,307

Total long-term liabilities	2,715	2,752
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	771	771
Total shareholders’ equity	219,165	215,069

	$347,025	$327,933

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended January 31,
	2017	2016
Net sales	$226,554	$204,575
Cost of sales	204,630	183,577

Gross margin	21,924	20,998
Selling, general and administrative	13,826	10,921

Operating income	8,098	10,077
Interest expense	(247)	(217)
Other income (loss), net	(69)	241

Income before provision for income taxes	7,782	10,101
Provision for income taxes	2,561	3,725

Net income	5,221	6,376
Less: Net loss (income) attributable to noncontrolling interest	28	(27)

Net income attributable to Calavo Growers, Inc.	$5,249	$6,349

Calavo Growers, Inc.’s net income per share:
Basic	$0.30	$0.37

Diluted	$0.30	$0.37

Number of shares used in per share computation:
Basic	17,374	17,322

Diluted	17,430	17,386

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended January 31, 2017
Net sales	$112,059	$16,788	$97,707	$226,554
Cost of sales	104,208	11,697	88,725	204,630

Gross margin	$7,851	$5,091	$8,982	$21,924

Three months ended January 31, 2016
Net sales	$113,146	$15,488	$75,941	$204,575
Cost of sales	102,651	9,984	70,942	183,577

Gross margin	$10,495	$5,504	$4,999	$20,998

For the three months ended January 31, 2017 and 2016, inter-segment sales and cost of sales of $0.1 million and $0.2 million between Fresh products and RFG were eliminated. For the three months ended January 31, 2017 and 2016, inter-segment sales and cost of sales of $0.9 million and $0.7 million between Calavo Foods and RFG were eliminated.